Exhibit 10.1

FIRST AMENDMENT TO

DASEKE, INC.

 2017 OMNIBUS INCENTIVE PLAN

(As Amended and Restated on May 26, 2017, Effective as of February 27, 2017)

WHEREAS, DASEKE, INC. (the “Company”) has heretofore adopted the DASEKE, INC. 2017 OMNIBUS INCENTIVE PLAN, as amended and restated on May 26, 2017, effective as of February 27, 2017 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of September 6, 2019:

1.         The third sentence of Section 4(a)(i) of the Plan shall be deleted and the following shall be substituted therefor:

“Subject in each instance to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards (including Options and Stock Appreciation Rights) may be granted to any single Participant in any fiscal year shall be (I) with respect to fiscal years beginning prior to January 1, 2019, 450,000 Shares, and (II) with respect to fiscal years beginning on or after January 1, 2019, 1,000,000 Shares; the maximum number of Shares which may be paid to a Participant in the Plan in connection with the settlement of any Award(s) designated as “Performance Compensation Awards” in respect of a single Performance Period shall be as set forth in Section 11(e); and the maximum number of Shares with respect to which Awards (including Options and Stock Appreciation Rights) may be granted to any single non-employee member of the Board in any fiscal year shall be (x) with respect to fiscal years beginning prior to January 1, 2019, 90,000 Shares, and (y) with respect to fiscal years beginning on or after January 1, 2019, 350,000 Shares; provided, however, that the number of Shares granted during a single fiscal year of the Company to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during such fiscal year, shall not, in each case, exceed $500,000 in total value (calculating the value of any such Shares based on the grant date fair value of such Shares for financial reporting purposes and excluding, for this purpose, the value of any dividend or dividend equivalent payments paid pursuant to any Shares granted in a previous fiscal year).”

2.         The first sentence of Section 11(e) of the Plan shall be deleted and the following shall be substituted therefor:

“Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period is (i) to the extent such Award is based on a number of Shares (including Awards that may be settled in either cash or Shares), 450,000 Shares (which amount shall be increased to 1,000,000 Shares for Performance Periods beginning on or after January 1, 2019) or (ii) to the extent such Award is designated to be paid only in cash and is not based on a number of Shares, a maximum value at the date of grant equal to $4,500,000.”

3.         As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has caused this First Amendment to be executed this 10th day of September, 2019, effective for all purposes as provided above.

DASEKE, INC.

By:	/s/ Soumit Roy
Name: Soumit Roy
Title: Secretary